CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 to the registration statement (No. 33-55024) on Form N-1A (the "Registration Statement") of our report dated February 12, 1999 relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Reports of State Street Research Growth Fund (a series of State Street Research Growth Trust), which reports are also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    March 3, 1999